Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Karen M. Morrissey Vice President, Corporate Affairs 617-342-6221 karen_morrissey@cabot-corp.com

Susannah Robinson Director, Investor Relations 617-342-6129 susannah_robinson@cabot-corp.com

Cabot Corporation Board Elects New Director

BOSTON, July 14, 2008 /PRNewswire-FirstCall/ — The Cabot Corporation (NYSE: CBT) Board of Directors announced today that John K. McGillicuddy was elected as a member of the Board of Directors effective September 11, 2008. He will also be a member of the Board’s Audit Committee.

Mr. McGillicuddy is currently a Director and Audit Committee Chair of Watts Water Technologies, Inc. and Brooks Automation, Inc. After a 35 year career, he retired as a partner with the international accounting firm of KPMG LLP in 2000 where he served as an audit partner, SEC reviewing partner and as the partner-in-charge of Professional Practice. His areas of specialization were high technology, retailing and manufacturing.

John F. O’Brien, Non-Executive Chairman of Cabot’s Board of Directors stated, “We are pleased to welcome John to the Board. His broad business experience will further strengthen our Board and his deep financial expertise and experience with the increasing demands and requirements of corporate audit committees will assist Cabot in continuing its excellent history of sound financial management.”

Mr. McGillicuddy who graduated from Boston College and resides in Wayland, MA is a past Chairman of the Better Business Bureau of Massachusetts.

About Cabot Corporation
Cabot Corporation is a global performance materials company headquartered in Boston, Massachusetts, USA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The website address is: http://www.cabot-corp.com.

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